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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*



                          CNB FINANCIAL SERVICES, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   12613N103
             -----------------------------------------------------
                                 (CUSIP Number)

                  REBECCA S. BROCK, C/O CITIZENS NATIONAL BANK
                                  P.O. BOX 130
                           BERKELEY SPRINGS, WV 25411
                                  304-258-1520
    ------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                AUGUST 31, 2000
    ------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







       PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN
             THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                 DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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CUSIP NO. 12613N103

-----------------------------------------------------------------------------
    (1)   Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          MARY LOU TRUMP ###-##-####
-----------------------------------------------------------------------------
    (2)   Check the Appropriate Box if a Member of a Group

          (a)
                   ----------------------------------------------------------
          (b)
                   ----------------------------------------------------------

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    (3)   SEC Use Only

-----------------------------------------------------------------------------
    (4)   Source of Funds

          N/A - SHARES WERE OWNED PRIOR TO REGISTRATION OF CNB FINANCIAL SERVICES, INC. COMMON STOCK
-----------------------------------------------------------------------------
    (5)   Check if Disclosure of Legal Proceedings is Required
          Pursuant to Items 2(d) or 2(e)

          N/A
-----------------------------------------------------------------------------
    (6)   Citizenship or Place of Organization

          UNITED STATES
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Number of      (7)   Sole Voting Power                       53,470
Shares Bene-         --------------------------------------------------------
ficially       (8)   Shared Voting Power
Owned by             --------------------------------------------------------
Each Report-   (9)   Sole Dispositive Power
ing Person           --------------------------------------------------------
With           (10)  Shared Dispositive Power
-----------------------------------------------------------------------------
    (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

          53,470
-----------------------------------------------------------------------------
    (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


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    (13)  Percent of Class Represented by Amount in Row (11)

          11.7%
-----------------------------------------------------------------------------
    (14)  Type of Reporting Person

          IN
-----------------------------------------------------------------------------





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Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


FEBRUARY 9, 2001
--------------------------------------------------------------------------------
Date


--------------------------------------------------------------------------------
Signature


MARY LOU TRUMP
--------------------------------------------------------------------------------
Name/Title


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)






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